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                                                            EXHIBIT 11

COMPUTATION OF PER SHARE EARNINGS

The computation of primary earnings per share, (restated where appropriate to give effect to the 10% stock dividend distributed February 28, 1997) is as follows (in thousands):

                                        Three Months Ended      Nine Months Ended
                                             June 30,                June 30
                                        ------------------      ------------------
                                         1997        1996        1997        1996
                                        ------      ------      ------      ------
Weighted average shares
outstanding                              5,286       5,631       5,265       5,677


Add equivalent shares for
stock options (a)                        1,086         962       1,064         971
                                        ------      ------      ------      ------

Average shares outstanding
for computation of primary
earnings per share                       6,372       6,593       6,329       6,648
                                        ======      ======      ======      ======

Income from continuing                  $6,404      $4,188      $9,926      $7,798
operations                              ======      =======     ======      ======


Net Income                              $6,404      $4,363      $9,926      $7,950
                                        ======      =======     ======      ======



PRIMARY EARNINGS PER COMMON SHARE:

From continuing operations              $ 1.01      $  .64      $ 1.57      $ 1.17
                                        ======      ======      ======      ======

Net Income                              $ 1.01      $  .66      $ 1.57      $ 1.20
                                        ======      ======      ======      ======







(a) Computed under the "Treasury Stock Method" using the average market price for the respective period.

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